July 9, 2009

Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-160287

VANCEINFO TECHNOLOGIES INC.

$59,725,215

5,429,565 American Depositary Shares (“ADSs”)

VanceInfo Technologies Inc. (“VanceInfo”) proposes to issue and sell 300,000 ADSs (each representing one ordinary share) and the selling shareholders propose to sell 5,129,565 ADSs for an aggregate of 5,429,565 ADSs, pursuant to the underwriting agreement dated July 9, 2009 (the “Underwriting Agreement”) among VanceInfo, the selling shareholders, Button Software Ltd., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. as representatives on behalf of the several underwriters named therein (the “Underwriters”). In addition, the several Underwriters shall have an option to purchase up to an additional 45,000 ADSs from VanceInfo and up to an additional 769,435 ADSs from the selling shareholders to cover over allotments.

Issuer:	VanceInfo Technologies Inc.

Symbol:	NYSE/VIT

Total offering size:	$59,725,215

Total ADSs offered:	5,429,565 ADSs

Primary ADSs:	300,000 ADSs by VanceInfo Technologies Inc.

Secondary ADSs:	5,129,565 ADSs by various selling shareholders

Overallotment option:	Option to purchase an additional 45,000 ADSs from VanceInfo and an additional 769,435 ADSs from the selling shareholders

Price to public:	$11.00 per ADS

Trade date:	July 9, 2009

Closing date:	July 15, 2009

Underwriters:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc. Cowen and Company, LLC Oppenheimer & Co. Inc. Susquehanna Financial Group, LLLP

Selling Shareholders:

With respect to the information under “Selling Shareholders” in the preliminary prospectus supplement dated July 6, 2009, the final number of ordinary shares (in the form of ADSs) being sold in this offering by the selling shareholders and related information are as follows:

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Being Sold in This Offering(1)	Ordinary Shares Beneficially Owned After This Offering(1)		Maximum Number of Ordinary Shares Being Sold in the Underwriters’ Over- allotment Option	Ordinary Shares Beneficially Owned After This Offering if the Underwriters’ Overallotment Option is Exercised in Full
Name of Selling Shareholder	Number	%(2)	Number	Number	%(3)	Number	Number	%(4)
DCM IV, L.P.	5,875,334	15.0	2,730,560	3,144,774	8.0	409,584	2,735,190	6.9

DCM Affiliates Fund IV, L.P.	149,414	0.4	69,440	79,974	0.2	10,416	69,558	0.2

LC Fund II	4,067,800	10.4	1,000,000	3,067,800	7.8	150,000	2,917,800	7.4

Button Software Ltd.	3,460,420	8.8	200,000	3,260,420	8.3	30,000	3,230,420	8.2

Inno Global Technology Limited	2,715,200	6.9	260,000	2,455,200	6.2	39,000	2,416,200	6.1

Sequoia Capital China I, L.P.	2,275,022	5.8	385,239	1,889,783	4.8	57,786	1,831,997	4.6

Sequoia Capital China Principals Fund I, L.P.	352,083	0.9	59,620	292,463	0.7	8,943	283,520	0.7

Sequoia Capital China Partners Fund I, L.P.	261,407	0.7	44,265	217,142	0.6	6,640	210,502	0.5

Sequoia Capital Growth Fund III, L.P.	2,119,608	5.4	358,923	1,760,685	4.5	53,838	1,706,847	4.3

Sequoia Capital Growth III Principals Fund	103,741	0.3	17,567	86,174	0.2	2,635	83,539	0.2

Sequoia Capital Growth Partners III, L.P.	23,333	0.1	3,951	19,382	0.05	593	18,789	0.05

(1)	Assumes that the underwriters do not exercise the over-allotment option.
(2)	Based on 39,120,879 ordinary shares outstanding as of July 2, 2009 (including 2,000,000 ordinary shares issued to our depositary bank as described in note (2) under “Capitalization” in the preliminary prospectus supplement dated July 6, 2009).
(3)	Based on 39,420,879 ordinary shares outstanding after this offering, assuming that the underwriters do not exercise the over-allotment option.
(4)	Based on 39,465,879 ordinary shares outstanding after this offering, assuming that the underwriters exercise the over-allotment option in full.

Please see “Item 6. Directors, Senior Management and Employees—A. Directors and Senior Management” and “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions” in our annual report on Form 20-F for the fiscal year ended December 31, 2008, which is incorporated by reference into the preliminary prospectus supplement dated July 6, 2009 and the accompanying prospectus, for a description of material relationships between us and the selling shareholders in this offering.

VanceInfo has filed a registration statement on Form F-3, including a preliminary prospectus supplement dated July 6, 2009 and accompanying base prospectus, with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus in that registration statement and other documents VanceInfo has filed with the SEC for more complete information about VanceInfo and this offering. This free writing prospectus should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in the preliminary prospectus supplement or the accompanying prospectus.

You may get these documents referenced above for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, VanceInfo, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-800-831-9146 or collect at 1-718-242-8002.